Exhibit 99.2

Discovery Labs Provides Business and Pipeline Development Update

 Conference Call today at 4:00 PM EST

Warrington, PA — November 4, 2009 — Discovery Laboratories, Inc. (Nasdaq: DSCO) is providing an update on its strategic business activities and its KL4 surfactant pipeline clinical development programs. Discovery Labs is developing its proprietary KL4 surfactant technology platform to potentially significantly improve the medical outcomes of patients, from premature infants to adults, suffering debilitating respiratory diseases and conditions.  Discovery Labs is actively assessing various strategic and financial alternatives to secure the necessary capital to potentially advance its development programs.

W. Thomas Amick, Discovery Labs Chairman and interim Chief Executive Officer, commented, “We are developing a robust pipeline of KL4 surfactant products to potentially address a broad range of respiratory diseases, such as respiratory distress syndrome (RDS), acute respiratory failure, acute lung injury and cystic fibrosis. Our most advanced pipeline programs, Surfaxin®, Surfaxin LS™ and Aerosurf®, have the potential to greatly improve the management of RDS and represent the opportunity, over time, to expand the current RDS estimated worldwide annual market of $200 million to a $1 billion opportunity. Our efforts with potential strategic and financial partners are centered on building an RDS franchise for the U.S. and international markets.

We are encouraged that discussions, related due diligence activities and valuation assessments are progressing with several interested strategic and financial parties. Our Board of Directors and management are focused on securing the strategic resources necessary to potentially advance our KL4 surfactant pipeline, drive our company forward and maximize shareholder value.”

Although Discovery Labs believes that it will be successful in securing strategic partners and capital to support its ongoing research and development activities and its future financial condition, there can be no assurance that any strategic alliance or other financing alternatives will be successfully concluded. Furthermore, until any such strategic alliances or other financing alternatives are successfully secured, Discovery Labs will continue to conserve its financial resources by predominantly curtailing investments in its pipeline programs.

The following are selected updates on Discovery Labs’ KL4 surfactant pipeline.

Respiratory Distress Syndrome (RDS) – RDS is one of the most common, potentially life-threatening pediatric respiratory disorders, with more than 500,000 low-birth-weight premature infants at risk globally each year. However, today fewer than 200,000 infants receive the currently-approved, animal-derived surfactants.  Discovery Labs’ portfolio of programs focusing on RDS has the potential to redefine the management of RDS and expand the use of surfactants in the neonatal intensive care unit (NICU).  Discovery Labs’ advanced-staged RDS programs include:

  Surfaxin®

Surfaxin, Discovery Labs’ first KL4 surfactant product candidate, has demonstrated clinically meaningful survival and morbidity-lessening advantages versus comparator surfactants (the current standard of care). Discovery Labs participated in a September 29, 2009 meeting with the FDA to discuss the key remaining issue that must be addressed to potentially gain U.S. marketing approval of Surfaxin for the prevention of RDS in premature infants, as well as Discovery Labs’ plans regarding optimization and final method validation of its fetal rabbit Biological Activity Test (BAT, a quality control and stability release test) and a proposed limited clinical trial.  The trial would be designed to primarily assess a pharmacodynamic (PD) response following Surfaxin administration in premature infants diagnosed with RDS.  During the conduct of this trial, the newly-optimized BAT would be employed as a quality test of the Surfaxin drug product used in the proposed clinical trial. As a result of this meeting, Discovery Labs believes that it has reached an understanding with the FDA and that it will be able to optimize the BAT to the satisfaction of the FDA.  The FDA has indicated that a PD-based approach is consistent with their expectation for a limited clinical trial and also provided direction regarding trial design specifics.  Discovery Labs has been collaborating with leading academic neonatologists to finalize the clinical trial design and remains on-track to submit the protocol to the FDA, for their review and comment, in the mid-fourth quarter of 2009.

  Surfaxin LS™

Surfaxin LS is a lyophilized (dry powder) formulation of KL4 surfactant intended to improve product ease of use for healthcare practitioners, eliminate the need for cold-chain storage, and potentially further improve product clinical performance. Discovery Labs is planning to meet with U.S. and European regulatory authorities to present a development program entailing the conduct of a single Phase 3 clinical trial for global registration.  Discovery Labs intends to initiate the Surfaxin LS clinical program upon securing appropriate strategic alliances and necessary capital.

Aerosurf®

Aerosurf holds the promise to significantly expand the use of KL4 surfactant therapy by providing neonatologists with a novel means of administering surfactant without invasive endotracheal intubation and mechanical ventilation. Discovery Labs has met with and received guidance from the FDA with respect to the design of its planned Phase 2 clinical program using Aerosurf for RDS, and intends to initiate such program upon securing appropriate strategic alliances and necessary capital.

Acute Respiratory Failure (ARF) – ARF is a severe respiratory disorder associated with lung injury, often entailing surfactant dysfunction.  Patient management typically includes prolonged critical care intervention, including mechanical ventilation. No medications are currently approved for this debilitating condition. ARF occurs after patients have been exposed to serious respiratory infections, such as influenza (including the type A serotype referred to as H1N1) or respiratory syncytial virus (RSV).  Hospitalization following influenza or other viral infection is associated with high mortality, morbidity and significant healthcare cost.

Discovery Labs is conducting a Phase 2 clinical trial to determine whether Surfaxin improves lung function and reduces duration and related risk-exposure of mechanical ventilation in children up to two years of age diagnosed with ARF. Trial enrollment was conducted in the northern and southern hemispheres to track with viral season peaks. As H1N1-influenza has spread to pandemic levels, participating trial centers have observed an escalating frequency of this specific diagnosis and H1N1-confirmed patients have been enrolled in this trial.  Presently, enrollment is approximately 90% complete with full enrollment expected in the first quarter of 2010 and top-line results becoming available shortly thereafter.

Discovery Labs believes that its KL4 surfactant technology, whether administered as a rescue therapy into the endotracheal tube or as a less-invasive surfactant aerosol earlier in the course of respiratory compromise to prevent the progression of disease, may provide for a series of novel solutions for patients that require critical care intervention following exposure to viral pathogens. As of last week, separate from typical annual influenza, the World Health Organization reported more than 440,000 confirmed H1N1 cases with more than 5,700 attributable deaths while acknowledging that its reporting methodology underestimates true frequency. In the United States to date, 45% of H1N1-related hospitalizations have occurred in the pediatric population. Discovery Labs has met with U.S. Government officials to explore whether funding can be obtained for programs to address respiratory disease following exposure to viral pathogens.

Cystic Fibrosis (CF)

Aerosolized KL4 surfactant is being evaluated in an investigator-initiated Phase 2a clinical trial in CF patients. The trial is being conducted at The University of North Carolina and is funded primarily through a grant provided by the Cystic Fibrosis Foundation.  The trial has been designed to assess the safety, tolerability and short-term effectiveness (via improvement in mucociliary clearance) of aerosolized KL4 surfactant in CF patients. The results from this trial are anticipated in the first half of 2010.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 Surfactant Technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary Capillary Aerosolization Technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are: risks relating to the rigorous regulatory requirements required for approval of any drug or drug-device combination products that Discovery Labs may develop, including that: (a) Discovery Labs and the U.S. Food and Drug Administration (FDA) or other regulatory authorities will not be able to agree on the matters raised during regulatory reviews, or Discovery Labs may be required to conduct significant additional activities to potentially gain approval of its product candidates, if ever, (b) the FDA or other regulatory authorities may not accept or may withhold or delay consideration of any of Discovery Labs’ applications, or may not approve or may limit approval of Discovery Labs’ products to particular indications or impose unanticipated label limitations, and (c) changes in the national or international political and regulatory environment may make it more difficult to gain FDA or other regulatory approval; risks relating to Discovery Labs’ research and development activities, including (i) time-consuming and expensive pre-clinical studies, clinical trials and other efforts, which may be subject to potentially significant delays or regulatory holds, or fail, and (ii) the need for sophisticated and extensive analytical methodologies, including an acceptable biological activity test, if required, as well as other quality control release and stability tests to satisfy the requirements of the regulatory authorities; risks relating to Discovery Labs’ ability to develop and manufacture drug products and capillary aerosolization systems for clinical studies, and, if approved, for commercialization of drug and combination drug-device products, including risks of technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, its contract manufacturers or suppliers in manufacturing drug products, drug substances and capillary aerosolization systems on a timely basis or in an amount sufficient to support Discovery Labs’ development efforts and, if approved, commercialization; the risk that Discovery Labs may be unable to identify potential strategic partners or collaborators to develop and commercialize its products, if approved, in a timely manner, if at all; the risk that Discovery Labs will not be able in a changing financial market to raise additional capital or enter into strategic alliances or collaboration agreements, or that the ongoing credit crisis will adversely affect the ability of Discovery Labs to fund its activities, or that additional financings could result in substantial equity dilution; the risk that Discovery Labs will not be able to access credit from its committed equity financing facilities (CEFFs), or that the minimum share price at which Discovery Labs may access the CEFFs from time to time will prevent Discovery Labs from accessing the full dollar amount potentially available under the CEFFs; the risk that Discovery Labs or its strategic partners or collaborators will not be able to retain, or attract, qualified personnel; the risk that Discovery Labs will be unable to maintain The Nasdaq Global Market listing requirements, causing the price of Discovery Labs’ common stock to decline; the risk that recurring losses, negative cash flows and the inability to raise additional capital could threaten Discovery Labs’ ability to continue as a going concern; the risks that Discovery Labs may be unable to maintain and protect the patents and licenses related to its products, or other companies may develop competing therapies and/or technologies, or health care reform may adversely affect Discovery Labs; risks of legal proceedings, including securities actions and product liability claims; risks relating to reimbursement and health care reform; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
Lisa Caperelli, Investor Relations
215-488-9413